UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2022

MiNK Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40908	82-2142067
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

149 Fifth Avenue, Suite 500, New York, NY 10010

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212-994-8250

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	INKT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Dr. Jennifer Buell, President and Chief Executive Officer of MiNK Therapeutics, Inc. (the “Company”) and Dr. Marc van Dijk, Chief Scientific Officer (formerly Chief Technology Officer) of the Company, entered into executive employment agreements with the Company or one of its subsidiaries, effective March 3, 2022 and March 2, 2022, respectively. Dr. Buell will receive an annual base salary of $425,000 USD with a discretionary bonus target of 50% of her annual base salary. Dr. Buell is also eligible to participate in the Company’s employee benefit plans available to its employees, subject to the terms of those plans. Dr. Buell’s compensation and benefits will be retroactive to January 1, 2022.

Dr. Marc van Dijk will receive an annual base salary of £260,000 and an annual housing and travel budget of £18,000, and will be eligible to receive an annual cash incentive bonus with an initial target amount equal to 35% of his base salary, with a maximum payout of 200% of target. Dr. van Dijk is also eligible to participate in the Company’s employee benefit plans available to its employees, subject to the terms of those plans.

A copy of the executive employment agreements with the Company will be filed as Exhibits in the Company’s 2021 Form 10-K.

In the event that Dr. Buell is terminated by the Company without cause or resigns due to material reduction in her base salary, then Dr. Buell will be entitled to (i) cash severance payments in an amount equal to 12 months of her base salary existing at the time of her termination; (ii) a lump sum payment equal to the greater of her target cash incentive bonus or the annual cash incentive bonus paid to her the year prior to the termination and (iii) an amount equal to the full premium cost of her participation in the Company’s group medical and dental costs under COBRA for 12 months and (iv) up to $15,000 for outplacement services together with an amount equal to any taxes payable in connection with such benefit.

Upon a change in control (as defined in Dr. Buell’s employment agreement), 50% of any stock options or restricted stock previously granted to Dr. Buell that were outstanding and unvested as of the date of the change in control will vest. In the event that Dr. Buell is terminated without cause or resigns for good reason or as a result of a compensation reduction within 18 months following a change in control, then Dr. Buell will be entitled to (i) a lump sum payment in cash equal to 18 months of her base salary existing at the time of her termination plus 150% of the greater of her target cash incentive bonus or the annual cash incentive bonus paid to her the year prior to the termination; (ii) an amount equal to the full premium cost of her participation in the Company’s group medical and dental costs under COBRA for 18 months and (iii) up to $15,000 for outplacement services together with an amount equal to any taxes payable in connection with such benefit. In addition, in the event that Dr. Buell is terminated without cause or resigns for good reason or as a result of a compensation reduction within 18 months following a change in control, then all unvested options and shares of restricted stock held by Dr. Buell on the date of termination shall immediately accelerate and become fully vested and exercisable on the date of termination.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: March 8, 2022	MiNK Therapeutics, Inc.

	By:	/s/ Jennifer S. Buell, Ph.D.
	Name:	Jennifer S. Buell, Ph.D.
	Title:	President and Chief Executive Officer